                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14(a)-11(c) or
     Rule 14a-12


                                 Tambrands Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          1)   Title of each class of securities to which transaction applies:

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

          2)   Aggregate number of securities to which transaction applies:

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          3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
          4)   Proposed maximum aggregate value of transaction:

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          5)   Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

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          2)   Form, Schedule or Registration Statement No.:

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          3)   Filing Party:

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          4)   Date Filed:

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SCHEDULE.14A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 TAMBRANDS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1996

  The Annual Meeting of the shareholders of Tambrands Inc. (the "Corporation") will be held at The Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York, on Tuesday, April 23, 1996, at 9:30 A.M., for the following purposes:

    (1) To elect directors for the ensuing year; and

    (2) To transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on February 27, 1996 will be entitled to vote at the meeting. A list of shareholders eligible to vote at the meeting will be available for inspection at the meeting and during business hours from April 12, 1996 to the date of the meeting at The Rye Town Hilton at the address set forth above.

  Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                        By Order of the Board of Directors

                                              Susan J. Riley,
                                              Senior Vice President --
                                              Chief Financial Officer

777 Westchester Avenue
White Plains, New York 10604
March 11, 1996

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND RETURNED PROMPTLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 TAMBRANDS INC.

                                PROXY STATEMENT

March 11, 1996

  This Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tambrands Inc. (the "Corporation") for use at the Annual Meeting of its shareholders to be held on April 23, 1996.

  Shares cannot be voted at the meeting unless the owner thereof is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted "FOR" the election of the named nominees. Any person giving a proxy may revoke it by written notice to the Corporation at any time prior to exercise of the proxy. In addition, although mere attendance at the meeting will not revoke the proxy, a person present at the meeting may withdraw his or her proxy and vote in person.

  The Annual Report of the Corporation (which does not form a part of the proxy solicitation material), including the financial statements of the Corporation for the fiscal year 1995, is enclosed herewith.

  The mailing address of the principal executive offices of the Corporation is 777 Westchester Avenue, White Plains, New York 10604. This Statement and the accompanying form of proxy are being mailed to the shareholders of the Corporation on or about March 11, 1996.

                               VOTING SECURITIES

  The Corporation has only one class of voting securities, its Common Stock, par value $.25 per share (the "Common Stock"). On February 27, 1996, 36,809,878 shares of Common Stock were outstanding. At the meeting, each shareholder of record at the close of business on February 27, 1996 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented to the meeting.

                             ELECTION OF DIRECTORS

  Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the nominees named in the following table as directors of the Corporation to serve until the next Annual Meeting and until their successors are duly elected and have qualified.

  To be elected, each nominee for director requires the affirmative vote of a plurality of the votes cast.

  If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election.

  The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Corporation by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

                  INFORMATION REGARDING NOMINEES FOR ELECTION
                        AS DIRECTORS OF TAMBRANDS INC.

Lilyan H. Affinito

  Former Vice Chairman of MAXXAM Group Inc., Houston, Texas (forest products operations, real estate management and development and integrated aluminum production) from before February 1991 to June 1991; director of Caterpillar Inc., Chrysler Corporation, Jostens, Inc., Kmart Corp., Lillian Vernon Corporation, New England Telephone & Telegraph Co. and New York Telephone Co.; director of the Corporation since 1986; age 64.

Anne M. Busquet

  President of American Express Relationship Services, a unit of American Express Travel Related Services, New York, New York (diversified financial services) since October 1995; Executive Vice President of Charge Card Marketing, American Express, from October 1993 to October 1995; Senior Vice President and General Manager--Merchandise Services Division, American Express, from November 1991 to October 1993; Senior Vice President and General Manager--Optima Card Division, American Express, from before February 1991 to November 1991; director of the Corporation since February 1996; age 45.

Paul S. Doherty

  Member of the law firm of Doherty, Wallace, Pillsbury & Murphy, P.C., Springfield, Massachusetts, from before February 1991; trustee of NWNL Northstar Series Trust; director of the Corporation since 1979; age 61.

Edward T. Fogarty

  President and Chief Executive Officer of the Corporation since May 1994; President-- USA/Canada/Puerto Rico of Colgate-Palmolive Company, New York, New York (consumer products) from before February 1991 to May 1994; director of Avon Products; director of the Corporation since 1994; age 59.

Janet Hill

  Vice President of Alexander & Associates, Inc., Washington, D.C. (management consulting) from before February 1991 and President of Staubach Alexander Hill, Washington, D.C. (real estate consulting) since January 1995; director of Progressive Corp. and Wendy's International; director of the Corporation since February 1996; age 48.

Robert P. Kiley

  President of Neal Ward Realty Inc., Damariscotta, Maine (land development and real estate) from before February 1991; director of the Corporation since 1981; age 60.

John Loudon

  Chairman of Caneminster Limited, London, United Kingdom (investment company) from before February 1991; director of Exel, Ltd.; director of the Corporation since 1991; age 60.

Ruth M. Manton

  Chairman, President and Chief Executive Officer and owner of Aries Design Management, Inc., New York, New York (marketing and licensing consulting) from before February 1991; director of the Corporation since 1981; age 70.

John A. Meyers

  Chairman and President of J.A.M. Enterprises, Vero Beach, Florida (marketing and publishing consulting) from before February 1991; director of the Corporation since 1989; age 67.

H.L. Tower

  Chairman of the Board of Stanhome Inc., Westfield, Massachusetts (direct selling, giftware and direct response) from before February 1991; director of the Corporation since 1985; age 63.

Howard B. Wentz, Jr.

  Chairman of the Board of Directors of the Corporation since June 1993; Chairman of the Board of ESSEX Inc., New Haven, Connecticut (manufacturing of architectural hardware) from August 1995 to January 1996; Chairman of the Board of ESSTAR Incorporated, New Haven, Connecticut (manufacturing of portable electric tools and architectural hardware) from before February 1991 to July 1995; director of Colgate-Palmolive Company; director of the Corporation since 1985; age 66.

Robert M. Williams

  Chairman of the Board of RFE Management Corporation, New Canaan, Connecticut (management corporation for five venture capital limited partnerships of which Mr. Williams is also the managing partner) from before February 1991; director of the Corporation since 1981; age 55.

  Each of the nominees was elected to his or her present term of office at the last Annual Meeting of Shareholders, except for Mrs. Busquet and Mrs. Hill, who were appointed by the Board of Directors effective February 7, 1996. Floyd Hall resigned from the Board as of June 12, 1995 and is not standing for reelection this year.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

  The Board of Directors presently has standing Audit, Director Affairs (formerly Nominating), Compensation, Executive and Investment Review Committees, the membership and principal responsibilities of which are described below:

Audit Committee

  Members: Mr. Loudon (Chairman), Ms. Manton, Mr. Meyers and Mr. Williams.

  The Audit Committee's functions include recommending to the Board of Directors the selection of the Corporation's independent public accountants and reviewing with such accountants the plan for and results of their audit, the adequacy of the Corporation's systems of internal accounting controls, any material breakdown in such controls and any material violation of the Corporation's Code of Conduct. In addition, the Audit Committee reviews the independence of the independent public accountants and their fees for services rendered to the Corporation.

Committee on Director Affairs

  Members: Mr. Meyers (Chairman), Mr. Doherty, Mr. Loudon, Ms. Manton, Mr. Tower and Mr. Wentz.

  In January 1995, the Nominating Committee was renamed the Committee on Director Affairs and its functions were expanded to include additional matters of Board organization and corporate governance, including reviewing and making recommendations to the Board concerning the Board's size, composition, compensation and tenure and the creation and composition of Board committees and reporting to the Board on its evaluation of the Board's performance.

  The Committee evaluates prospective candidates for election to the Board of Directors and recommends specific nominees to fill any vacancy in the Board that may occur. The Committee will consider a candidate for nomination as a director of the Corporation upon receipt of a timely written notice of a shareholder's recommendation, addressed to the Secretary or Assistant Secretary of the Corporation at the Corporation's address set forth on the first page of this Proxy Statement. In accordance with the Corporation's By-Laws, no person may be nominated as a director by a shareholder at any Annual Meeting of Shareholders unless written notice of such proposed nomination, containing certain information required under the By-Laws, is delivered to the Secretary or Assistant Secretary not less than 60 days nor more than 90 days prior to the anniversary of the preceding year's Annual Meeting, subject to certain exceptions set forth in the By-Laws.

Compensation Committee

  Members: Ms. Affinito (Chairperson), Mr. Doherty, Mr. Tower and Mr. Wentz.

  The Compensation Committee's functions include reviewing and making proposals to the Board of Directors with respect to matters having to do with the compensation of senior executive officers of the Corporation and administering all plans relating to the compensation of officers, including the 1981 Long Term Incentive Program, the 1991 Stock Option Plan, the Annual Incentive Plan, the Supplemental Executive Retirement Plan, the 1991 Employee Stock Purchase Plan and the 1989 Restricted Stock Plan.

Executive Committee

  Members: Mr. Wentz (Chairman), Ms. Affinito, Mr. Doherty, Mr. Fogarty, Ms. Manton and Mr. Williams.

  The Executive Committee may, between meetings of the Board of Directors, exercise all of the authority of the Board in the management of the business and affairs of the Corporation, except with respect to certain significant corporate matters reserved to the Board by Delaware law, such as amendments to the Certificate of Incorporation or By-Laws of the Corporation.

Investment Review Committee

  Members: Mr. Tower (Chairman), Mr. Kiley, Mr. Loudon and Mr. Wentz.

  The Investment Review Committee's functions include reviewing, monitoring and reporting to the Board of Directors on each investment by the Corporation in the amount of $2 million or more for new products or product improvements, acquisitions or dispositions of other businesses or the construction, alteration or purchase of property, plant or equipment. The Investment Review Committee is authorized to approve any such investment of $2 million or more that is less than $5 million.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

  During the 1995 fiscal year the Board of Directors held nine meetings. The Audit Committee met three times, the Committee on Director Affairs met five times, the Compensation Committee met nine times, the Executive Committee met once and the Investment Review Committee met three times. During such fiscal year each director other than Mr. Loudon attended at least 75% of the aggregate of (i) the meetings of the Board and (ii) the meetings of the committees of the Board on which such director served. Mr. Loudon, who resides in England, attended 63% of such meetings.

COMPENSATION OF DIRECTORS

  An annual cash fee of $20,000 is payable by the Corporation to each director who is not also an officer of the Corporation ("Non-Employee Director"). No per-meeting fees are payable for attendance at Board or committee meetings.

  Under the 1995 Directors Stock and Deferred Compensation Plan (the "Directors Plan"), each Non-Employee Director receives 500 shares of the Corporation's Common Stock ("Annual Share Award") at or about the time of the annual meeting of shareholders for each full year served as a Non-Employee Director of the Corporation. If a Non-Employee Director serves less than a full-year term, such director receives a pro rata award of shares for such year. Non-Employee Directors also are eligible under the Directors Plan to receive options to purchase 1,100 shares of the Corporation's Common Stock on or about November 15 in each year from 1995 to 2004, inclusive. A Non-Employee Director who is first elected to the Board after November 15 receives an initial pro rata grant. The per share exercise price of the options is the fair market value of a share of Common Stock on the date of grant, which is determined as the mean between the high and low sales prices of a share of Common Stock on such date as reflected in the report of consolidated trading of New York Stock Exchange issues.

  Non-Employee Directors are also eligible to elect at fixed dates established under the Directors Plan to exchange cash fees payable for services to be performed as a director in calendar years after 1995 for additional share awards ("Exchange Shares"). The number of Exchange Shares is determined by dividing the amount of cash fees forgone for each quarter by the fair market value of a share of Common Stock on the first day of such calendar quarter.

  On or before December 31 of any calendar year ending on or before December 31, 2004, a Non-Employee Director may elect to defer receipt of all or any part of any fees payable in cash or the value of any Annual Share Award (the "Share Value") payable in respect of the calendar year following the year in which such election is made. Any person who first becomes a director during a calendar year may elect to defer payment of all or any part of his or her cash fees payable for the remainder of that year.

  The amounts deferred are deemed invested, in whole or in part, at the director's election, in an interest account or a stock account, provided that the Share Value must be credited to the stock account. Any cash fees allocated to the stock account and any Share Value deferred shall be deemed to be invested in a number of notional shares of the Common Stock of the Corporation. Amounts attributable to a director's deferrals will generally be distributed immediately following the cessation of the director's service as a member of the Board in one lump-sum payment or in such number of annual installments (not to exceed ten) as the director may designate. Under certain circumstances, each director may elect to receive a distribution of all or any portion of the amounts standing to his credit while still a member of the Board.

  During 1995, the Corporation maintained the Pension Plan for Non-Employee Directors (the "Directors Pension Plan"), pursuant to which each Non-Employee Director was entitled to receive an annual retirement benefit equal to the annual cash fee payable for the year in which the director ceased to perform services as a member of the Board. Benefits under the Directors Pension Plan were to commence at the later of the Non-Employee Director's retirement from the Board or attainment of age 65, and would have continued for the lesser of the number of full years of the Non-Employee Director's service as a member of the Board or 10 years.

  In early 1996, the Board decided to eliminate the Directors Pension Plan with respect to the Non-Employee Directors then in office and for any new Non-Employee Directors and to convert the benefits accrued under such Plan into an economic interest in the Corporation's stock under a phantom stock program (the "Phantom Plan"). Under the Phantom Plan, each current Non-Employee Director will receive a nonforfeitable contractual right to receive the value of that number of shares of the Corporation's Common Stock determined by dividing (1) the present value of the benefit that would have been payable to such Non-Employee Director under the Directors Pension Plan assuming that such Director had completed at least ten years of service as a member of the Board by (2) the closing price of a share of Common Stock on the date of the Annual Meeting. (Such present value is determined using the same actuarial assumptions as are applicable to the payment of benefits under the Corporation's Pension Plan for Employees.) Each Non-Employee Director elected for the first time on or after January 1, 1996 will receive a contractual right to receive the value of 1,000 shares of the Corporation's Common Stock, subject to the requirement that such Non-Employee Director complete five years of service as a member of the Board (unless such Director ceases to be a director on account of death, permanent and complete disability, retirement at the Corporation's mandatory retirement age, or a change of control of the Corporation).

  The value of each Non-Employee Director's interest under the Phantom Plan will be paid to such Director following his or her cessation of service as a member of the Board in either a single lump sum or in a series of annual installments, not to exceed ten, as elected by the Non-Employee Director. Distributions will be made either in cash or in shares of Common Stock as elected by the Non-Employee Director, except that no shares of Common Stock may be delivered to such a Non-Employee Director earlier than six months following the date on which he or she ceases to be a member of the Board.

  Any director who is also an officer receives no additional compensation for services as a director of the Corporation.

  For his additional services as Chairman of the Board during 1995, Mr. Wentz was paid a per diem fee of $2,500 for the period from January 1 through April 30, 1995 and a monthly fee of $10,000 for the period from May 1 through December 31, 1995. The total amount paid to Mr. Wentz for such additional services was $200,000.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

  The following table summarizes the compensation paid to the Chief Executive Officer of the Corporation and each of the Corporation's four other most highly compensated executive officers serving as executive officers on December 31, 1995 (who, together with the Chief Executive Officer, are the "Named Executives") for services to the Corporation and its subsidiaries during 1995 and, where required, with respect to the previous two fiscal years.

                                                                                 LONG-TERM
                         ANNUAL COMPENSATION                                COMPENSATION AWARDS
----------------------------------------------------------------------- ---------------------------
          (a)             (b)      (c)          (d)           (e)            (f)           (g)             (h)
                                                                                        SECURITIES
                                                                          RESTRICTED    UNDERLYING
        NAME AND                                         OTHER ANNUAL       STOCK      OPTIONS/SARS     ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY($)(1) BONUS($)(1) COMPENSATION($) AWARD(S)($)(2) (# OF SHARES) COMPENSATION($)(3)
   ------------------     ---- ------------ ----------- --------------- -------------- ------------- ------------------
Edward T. Fogarty.......  1995   533,333      339,247         N/A                0        50,000           4,429
 President and Chief      1994   306,250            0         N/A          480,938       199,097           1,342
 Executive Officer
Michael K. Lorelli......  1995   375,000      202,024         N/A           66,300        21,320           3,465
 Executive Vice Presi-    1994    81,025      199,395         N/A                0        90,000             N/A
 dent and President,
 North America/Latin
 America
Thomas J. Mason.........  1995   304,167      166,934         N/A           35,100        21,320          67,868
 Group Vice President--   1994    56,923      100,000         N/A                0        50,000             N/A
 International
Raymond F. Wright.......  1995   264,000      120,298         N/A                0             0           4,620
 Senior Vice President--  1994   255,000            0         N/A                0        39,902           4,620
 Chief Financial Officer  1993   238,000            0         N/A                0        19,955           7,243
 (4)
Thomas Soper, III.......  1995   250,000      111,316         N/A           23,400        10,180           4,620
 Senior Vice President--  1994    57,292      101,500         N/A                0        35,000             N/A
 Corporate Human Re-
 sources and Communica-
 tions

----------
(1) Includes, where applicable, amounts electively deferred by each Named Executive under the Corporation's Savings Plan and Employee Stock Purchase Plan, but excludes amounts forgone at the election of a Named Executive in exchange for stock options. The number of options granted in exchange for such amounts is included in column (g).
(2) On December 31, 1995, the Named Executives held the following number of shares of restricted stock, which had the following aggregate values on such date: Mr. Fogarty, 13,500 shares worth $644,625; Mr. Lorelli, 1,700 shares worth $81,175; Mr. Mason, 900 shares worth $42,975; Mr. Wright, 0 shares worth $0; and Mr. Soper, 600 shares worth $28,650. Dividends on restricted stock are paid to the holders thereof at the same time and in the same manner as dividends are paid to all other shareholders of the Corporation.
(3) Amounts listed in this column reflect the Corporation's contributions to the Corporation's Savings Plan (exclusive of amounts deferred at the election of the Named Executives). In the case of Mr. Mason, $63,785 of the amount shown reflects a cash incentive paid to him to induce him to accept an overseas assignment. The amount shown does not include amounts payable to him as reimbursement of or compensation for certain moving and other expenses related to such assignment pursuant to the terms of the Corporation's International Assignment Policy, which is generally applicable to all salaried employees of the Corporation who accept an overseas assignment.
(4) Mr. Wright retired from the Corporation effective December 31, 1995.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the stock options granted during the 1995 fiscal year to the Named Executives.

                                                                     GRANT DATE
                         INDIVIDUAL GRANTS                           VALUE (1)
-------------------------------------------------------------------- ----------
         (a)              (b)          (c)         (d)       (e)        (f)
                                      % OF
                                  TOTAL OPTIONS
                                   GRANTED TO   EXERCISE             GRANT DATE
                        OPTIONS   EMPLOYEES IN   OR BASE  EXPIRATION  PRESENT
        NAME          GRANTED (2)  FISCAL YEAR  PRICE ($)    DATE    VALUE ($)
        ----          ----------- ------------- --------- ---------- ----------
Edward T. Fogarty....   50,000        16.91       47.75    11/15/05   548,000
Michael K. Lorelli...   21,320         7.21       47.75    11/15/05   233,667
Thomas J. Mason......   21,320         7.21       47.75    11/15/05   233,667
Raymond F. Wright....      0              0         N/A         N/A       N/A
Thomas Soper, III....   10,180         3.44       47.75    11/15/05   111,573

----------
(1) Based on the Black-Scholes option pricing model, which is an economic model that commonly is used to estimate the present value of an option grant. Like any economic model, the Black-Scholes option pricing model produces different results depending on the assumptions made, and the amounts shown above are merely good faith estimates of the present value of such option grants. Amounts related to these grants were estimated based upon the following assumptions: a future volatility in the value of the Corporation's Common stock of 20.54 percent, a risk-free rate of return of
    5.93 percent and a dividend yield on the Corporation's Common Stock of 3.85 percent, and that the option is exercised on the tenth anniversary of the date of grant. No discount has been taken to reflect the risk of termination of employment, either before or after vesting. Because two of the variables in the value of these options are the future volatility in the value of the Corporation's Common Stock and the time at which the options may be exercised, the actual present value of such grants cannot be determined.
(2) The options generally must be exercised, if at all, not later than 90 days following the termination of the optionee's employment with the Corporation and its affiliates; however, in the event that the optionee's employment terminates due to death, disability, normal retirement or approved early retirement, the optionee (or his beneficiary) will be able to exercise the options for five years following termination of employment. The options generally become exercisable in approximately equal installments on each of November 15, 1996, November 15, 1997 and November 15, 1998, although they may become exercisable earlier upon the occurrence of a change of control of the Corporation or upon the optionee's death, disability, normal retirement or approved early retirement.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

  The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1995 fiscal year, and the aggregate stock options held as of December 31, 1995.

           (a)                 (b)           (c)                 (d)                       (e)
                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            NUMBER OF                     OPTIONS AT FY-END           FY-END ($)(1)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
          NAME             ON EXERCISE   REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Edward T. Fogarty.......         0             0        115,763      133,334      990,045      488,888
Michael K. Lorelli......         0             0         30,000       81,320      166,250      332,500
Thomas J. Mason.........         0             0         16,665       54,655       65,970      131,948
Raymond F. Wright.......         0             0        113,375       49,786      368,127      153,090
Thomas Soper, III.......         0             0         11,665       33,515       72,303      144,628

----------
(1) Based on the fair market value of the Corporation's Common Stock on December 31, 1995, minus the exercise price. A substantial percentage of these options granted to Messrs. Fogarty, Lorelli, Mason and Soper were granted at exercise prices in excess of the fair market value at the date of grant.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Corporation maintains a qualified Pension Plan and a Supplemental Executive Retirement Plan (the "SERP"). Subject to applicable vesting requirements, the SERP as currently in effect provides two types of benefits: the first restores for all employees any benefits that cannot be paid under the Pension Plan because of certain Internal Revenue Code limits (the "Excess Benefits"), and the second provides additional retirement benefits (the "Mid-Career Benefits") to select employees, including the Named Executives other than Mr. Fogarty.

  The Mid-Career Benefits are calculated under a formula that produces an annual benefit equal to the product of (i) three percent of an eligible participant's Highest Average Earnings and (ii) the participant's Years of Service (not in excess of fifteen). Highest Average Earnings equals the average of a participant's compensation during the plan year, which generally includes wages for social security purposes determined without regard to certain limitations (but adjusted to include certain compensation which, at the participant's election, is not paid), for the five consecutive plan years out of the last ten years that produce the highest average. The Mid-Career Benefits payable to a participant are reduced by a percentage of the participant's primary social security benefit and by the benefits payable to the participant under the Pension Plan.

  An eligible executive generally must complete at least ten Years of Service and remain employed with the Corporation until at least age 55 to become vested in any Mid-Career Benefits. The Excess Benefits will become vested solely upon the completion of five Years of Service, which is the same requirement as applies to benefits accrued under the Pension Plan.

  If, within two years following a change of control of the Corporation, the employment of a Named Executive is terminated by the Corporation or by a Named Executive within 90 days following (i) a material reduction in his compensation and benefits, (ii) a material change in his duties or responsibilities or (iii) a transfer in his principal place of employment to a location more than 35 miles from his previous principal place of employment, he will automatically become vested in all benefits accrued under the SERP and receive an additional two years of credited service thereunder.

  The first table that follows shows, for the compensation and years-of-service categories indicated, the estimated annual benefits payable to hypothetical participants who are entitled to the maximum benefits under the Pension Plan, as supplemented by the Excess Benefits under the SERP. The second table shows the amounts payable under the SERP's Mid-Career Benefit formula, inclusive of the benefits shown in the first table. The benefits are assumed to be payable at retirement at normal retirement age under the Pension Plan.

                              PENSION PLAN BENEFITS TABLE--PENSION PLAN AND SERP EXCESS BENEFITS
                         ----------------------------------------------------------------------------
ANNUALIZED
 AVERAGE                  10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
 EARNINGS                OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE
----------               ---------- ---------- ---------- ---------- ---------- ---------- ----------
$100,000................  $ 14,370   $ 21,555   $ 28,740   $ 35,925   $ 43,110   $ 50,295   $ 57,480
 150,000................    21,870     32,805     43,740     54,675     65,610     76,545     87,480
 200,000................    29,370     44,055     58,740     73,425     88,110    102,795    117,480
 250,000................    36,870     55,305     73,740     92,175    110,610    129,045    147,480
 300,000................    44,370     66,555     88,740    110,925    133,110    155,295    177,480
 350,000................    51,870     77,805    103,740    129,675    155,610    181,545    207,480
 400,000................    59,370     89,055    118,740    148,425    178,110    207,795    237,480
 450,000................    66,870    100,305    133,740    167,175    200,610    234,045    267,480
 500,000................    74,370    111,555    148,740    185,925    223,110    260,295    297,480
 550,000................    81,870    122,805    163,740    204,675    245,610    286,545    327,480
 600,000................    89,370    134,055    178,740    233,425    268,110    312,795    357,480
 650,000................    96,870    145,305    193,740    242,175    290,610    339,045    387,480
 700,000................   104,370    156,555    208,740    260,925    313,110    365,295    417,480
 750,000................   111,870    167,805    223,740    279,675    335,610    391,545    447,480
 800,000................   119,370    179,055    238,740    298,425    358,110    417,795    477,480
 850,000................   126,870    190,305    253,740    317,175    380,610    444,045    507,480
                             PENSION PLAN BENEFITS TABLE--PENSION PLAN, SERP EXCESS BENEFITS AND
                                               SERP MID-CAREER FORMULA BENEFITS
                         ----------------------------------------------------------------------------
 HIGHEST
 AVERAGE                  10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
 EARNINGS                OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE
---------                ---------- ---------- ---------- ---------- ---------- ---------- ----------
$100,000................  $ 25,680   $ 38,520   $ 38,520   $ 38,520   $ 43,110   $ 50,295   $ 57,480
 150,000................    40,680     61,020     61,020     61,020     65,610     76,545     87,480
 200,000................    55,680     83,520     83,520     83,520     88,110    102,795    117,480
 250,000................    70,680    106,020    106,020    106,020    110,610    129,045    147,480
 300,000................    85,680    128,520    128,520    128,520    133,110    155,295    177,480
 350,000................   100,680    151,020    151,020    151,020    155,610    181,545    207,480
 400,000................   115,680    173,520    173,520    173,520    178,110    207,795    237,480
 450,000................   130,680    196,020    196,020    196,020    200,610    234,045    267,480
 500,000................   145,680    218,520    218,520    218,520    223,110    260,295    297,480
 550,000................   160,680    241,020    241,020    241,020    245,610    286,545    327,480
 600,000................   175,680    263,520    263,520    263,520    268,110    312,795    357,480
 650,000................   190,680    286,020    286,020    286,020    290,610    339,045    387,480
 700,000................   205,680    308,520    308,520    308,520    313,110    365,295    417,480
 750,000................   220,680    331,020    331,020    331,020    335,610    391,545    447,480
 800,000................   235,680    353,520    353,520    353,520    358,110    417,795    477,480
 850,000................   250,680    376,020    376,020    376,020    380,610    444,045    507,480

  As of December 31, 1995, the credited Years of Service and the compensation covered under the Pension Plan and the SERP of each of the Named Executives eligible to participate therein are as follows: Mr. Fogarty, two years, $709,000; Mr. Lorelli, two years, $412,000; Mr. Mason, two years, $404,167; Mr. Wright, seven years, $311,115; and Mr. Soper, two years, $351,500. In August 1995, Mr. Wright indicated his intention to retire from the Corporation. In order to induce Mr. Wright to remain in the Corporation's employ through December 31, 1995 until a smooth transition of his responsibilities could be effected, he was granted three additional Years of Service under the SERP solely for the purpose of allowing him to qualify to commence, on an actuarially reduced basis, immediate receipt of his otherwise vested and accrued benefits under the SERP. The amounts shown in the above tables reflect the effect of a social security offset and are based upon the assumption that benefits will be paid in the form of a life annuity.

OTHER INFORMATION

  The Corporation has entered into employment agreements with each of Messrs. Fogarty, Lorelli, Mason and Soper. Under his agreement, Mr. Fogarty is to receive an annual base salary of $575,000 and an annual bonus opportunity at target levels of performance equal to 60% of his annual base salary. In the event the Corporation terminates Mr. Fogarty's employment for any reason other than Cause (defined to include serious misconduct, conviction of a felony or breach of his covenant not to disclose confidential information) or his disability, or in the event Mr. Fogarty terminates his employment with the Corporation for Good Reason (e.g., due to a diminution in his duties as Chief Executive Officer or a material reduction in his annual base salary), the Corporation will pay Mr. Fogarty severance benefits equal to three times his then current annual base salary and shall deem Mr. Fogarty to be vested in his benefits accrued under the Corporation's Pension Plan and SERP, if not previously vested. The amount of the severance benefits will be paid in two lump sum payments over two years, unless Mr. Fogarty and the Corporation agree to pay all or a portion of the second payment in the first year.

  Under his agreement, Mr. Lorelli is to receive an annual base salary of $400,000 and an annual bonus opportunity at target levels of performance equal to 54% of his annual base salary. Mr. Lorelli is eligible to accrue benefits under the Mid-Career Formula of the SERP. However, if his employment terminates before such benefits vest, the Corporation will provide him a special retirement benefit. This benefit will be equal to the amount necessary, after taking into account the amounts payable to Mr. Lorelli under his prior employer's pension plans, to provide him aggregate retirement benefits equal to those that would have been payable to him, based on the assumptions set forth in his agreement, had he worked for his prior employer for up to five more years. This special benefit vests in five equal annual installments over his first five years of employment with the Corporation. In the event the Corporation terminates Mr. Lorelli's employment for any reason other than Cause (defined to include serious misconduct, conviction of a felony or breach of his covenant not to disclose confidential information) or his disability, or in the event Mr. Lorelli terminates his employment with the Corporation for Good Reason (e.g., due to a diminution in his duties or a reduction in his annual base salary), the Corporation will pay Mr. Lorelli severance benefits equal to a prorated target bonus (adjusted for corporate performance) for the year of termination and two times his then current annual base salary. The amount of the severance benefits will generally be paid in a lump sum, unless Mr. Lorelli and the Corporation agree to pay all or a portion of this amount over a period not to exceed two years.

  The agreement between the Corporation and Mr. Mason is substantially similar to the agreement between the Corporation and Mr. Lorelli, except in the following respects. Under his agreement, Mr. Mason is to receive an annual base salary of $325,000 and an annual bonus opportunity at target levels of performance equal to 50% of his annual base salary. The agreement provides that Mr. Mason will be covered under the Corporation's International Assignment Policy in connection with his expatriate assignment. In the event Mr. Mason is entitled to severance benefits under his agreement, he will receive a prorated target bonus (adjusted for corporate performance) for the year of termination and one and one-half times his then current annual base salary. The amount of the severance benefits will generally be paid in a lump sum, unless Mr. Mason and the Corporation agree to pay all or a portion of this amount over a period not to exceed 18 months.

  The agreement between the Corporation and Mr. Soper is substantially similar to the agreement between the Corporation and Mr. Lorelli, except in the following respects. Under his agreement, Mr. Soper is to receive an annual base salary of $270,000 and an annual bonus opportunity at target levels of performance equal to 42% of his annual base salary. In the event Mr. Soper is entitled to severance benefits under his agreement, he will receive a prorated target bonus (adjusted for corporate performance) for the year of termination and one and one-half times his then current annual base salary. The amount of the severance benefits will generally be paid in a lump sum, unless Mr. Soper and the Corporation agree to pay all or a portion of this amount over a period not to exceed 18 months.

  The Corporation has contracts with each of the Named Executives (other than Mr. Wright, who has retired) that provide certain rights in the event of a change of control of the Corporation. Under these contracts, if there is a change of control and if, within two years following the change of control, the employment of the employee is terminated without "cause" by the Corporation or if the employee terminates his employment for "good reason" (as such terms are defined in the contracts), then the employee is entitled to receive either three times, in the case of Messrs. Fogarty and Lorelli, or two times, in the case of Messrs. Mason and Soper, the aggregate amount of the officer's then current base salary, the employee's last annual bonus award and the present value of the annual cost of the employee's participation in all employee benefit plans of the Corporation. Any payments by the Corporation to any such Named Executive would be grossed up on an after-tax basis with respect to certain federal excise taxes, if applicable.

  The Corporation maintains a severance program that generally entitles an executive officer of the Corporation to receive severance benefits in the event that the officer's employment is involuntarily terminated by the Corporation. The actual benefits payable to any executive officer under such program will be based on several factors, including the executive officer's age and years of service at the time of such termination. The minimum severance benefit payable to an executive officer under the policy is one year's base salary. A prorated target bonus, adjusted as appropriate for performance, is also generally payable. In appropriate circumstances, the determination may be made that an employee's performance does not warrant any bonus payment.

  The Corporation provides a number of benefits which require that a participant perform a minimum period of service to receive some or all of such benefits. Under the terms of the governing plans--the Supplemental Executive Retirement Plan, the 1989 Restricted Stock Plan and the 1991 Stock Option Plan--the requirement for additional service is waived upon the occurrence of a "Change of Control" and the rights of participants to the previously accrued or awarded benefits are accelerated. Additionally, as is described in greater detail above, the Corporation has agreements with the current Named Executives that provide them with additional severance benefits in the event that their employment is involuntarily or constructively terminated following a Change of Control. For purposes of these various plans and agreements, a Change of Control will generally be deemed to occur if (i) any third party acquires 20% of the Corporation's Common

Stock; (ii) the Corporation's shareholders approve (1) a merger or other consolidation of the Corporation with another corporation as a result of which the Corporation ceases to be a publicly traded company or (2) a sale of substantially all of the Corporation's assets; or (iii) the persons who constitute a majority of the members of the Board of Directors at the beginning of any 24-month period (or successors to such directors elected or nominated for election by such incumbent Board members) cease to be a majority of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During all or a portion of 1995, the following current or former directors served as members of the Compensation Committee: Lilyan H. Affinito, Paul S. Doherty, Floyd Hall, H.L. Tower and Howard B. Wentz, Jr.

  The Compensation Committee operates independent of any interlocking relationship with the board of directors, executive officers or committees of any other corporation, the disclosure of which would be required under applicable regulations of the Securities and Exchange Commission.

  Mr. Paul S. Doherty, a director of the Corporation, is a partner in Doherty, Wallace, Pillsbury & Murphy, P.C., a law firm that has performed certain services for the Corporation since January 1, 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report provides an explanation of the philosophy underlying the Corporation's executive compensation programs and details on how decisions were implemented during 1995 regarding the compensation paid to Edward T. Fogarty, who served as Chief Executive Officer of the Corporation (the "CEO"). In developing the practices and policies described in this report, the Compensation Committee has been advised by outside consultants experienced in the design and implementation of executive compensation arrangements.

FRAMEWORK FOR COMPENSATION DECISIONS

  Decisions with respect to the compensation of executive officers of the Corporation generally are within the authority of the Compensation Committee of the Board of Directors; however, during 1995, a committee (the "Administrative Committee") appointed by the Board, which was comprised of three individuals each of whom was a "disinterested person" within the meaning of Rule 16b-3, as promulgated by the Securities and Exchange Commission, made all decisions with respect to grants of stock options and awards of restricted stock to executive officers, upon the recommendation of the Compensation Committee. In 1995, after due consideration, the Administrative Committee approved the recommendations of the Compensation Committee. These committees made recommendations to the Board of Directors with regard to the compensation of the Chief Executive Officer. Pursuant to the Corporation's normal practices, in 1995 the Board of Directors reviewed the committees' recommendations for Mr. Fogarty, and, after due consideration, approved such recommendations.

  The Compensation Committee regularly reviews the compensation paid to executive officers and periodically conducts reviews of the Corporation's compensation practices.

COMPARATIVE COMPANY DATA

  The Corporation uses a group of 21 companies (the "Comparative Group") both for purposes of determining the compensation it pays its executive officers and for purposes of the performance graph set forth below. Each of the companies in the Comparative Group has one or more of the following characteristics:

  . Widely recognized product brands.

  . Significant presence in the health and beauty aid or food category.

  . Significant market presence outside the United States.

  . Leading market shares in significant markets.

  . Similar caliber/experience of senior management.

  The Comparative Group includes several of the Corporation's competitors, and also includes other companies that are not engaged in the feminine protection business. Because of the similarities among the Corporation and the members of the Comparative Group with regard to the factors listed above, the Corporation believes that comparing the Corporation's compensation practices and stock performance to those of the Comparative Group is more reasonable than comparing the Corporation solely to its competitors.

  All Comparative Group data is adjusted to reflect differences in company size and the scope of each executive's responsibilities.

  The companies that comprise the Comparative Group are:

    American Home Products Corporation
    Brown-Forman Corporation
    Carter-Wallace, Inc.
    CCH Incorporated
    Church & Dwight Co. Inc.
    The Clorox Company
    Colgate-Palmolive Company
    General Mills, Inc.
    The Gillette Company
    Helene Curtis Industries, Inc.
    Hillenbrand Industries Inc.
    International Flavors & Fragrances Inc.
    Johnson & Johnson
    Kimberly-Clark Corporation
    Lance, Inc.
    The Procter & Gamble Company
    Schering-Plough Corporation
    The J.M. Smucker Company
    UST Inc.
    Warner-Lambert Company
    Wm. Wrigley Jr. Company

THE CORPORATION'S EXECUTIVE COMPENSATION PHILOSOPHY

  The Compensation Committee has consistently applied the following philosophy of the Corporation in making its recommendations or decisions on the compensation paid or awarded to its executive officers:

  . The principal management objective is to maximize shareholder value.

  . Performance is the key determinant of pay for executive officers.

  . Executive officers have clear management accountabilities.

  Comparative Group data is used to determine rates of pay which are competitive with compensation paid by the Comparative Group. The Corporation's executive pay levels are intended to vary from Comparative Group standards in accordance with the Corporation's performance. For example, if the Corporation's performance exceeds its goals, then the incentive payouts and stock option gains paid to executives are intended to result in total pay in excess of the Comparative Group median. If the Corporation's performance falls below its goals, total pay is intended to be below targeted levels. Thus, the relationship between the Corporation's total pay package and that of the members of the Comparative Group will vary based on year-to-year performance. The total pay of the Corporation's executive officers for 1995 approximated the fiftieth percentile of the Comparative Group.

IMPLEMENTATION OF THE PHILOSOPHY IN 1995

  Consistent with the above-stated philosophy, the Corporation's executive compensation programs were administered in 1995 in accordance with the following guidelines:

  . Base salaries for executive officers were targeted at the median of competitive practices with respect to base salaries.

  . Target bonus opportunities for executive officers for 1995 services were generally designed to provide such officers with total cash compensation (inclusive of base salary) at the median of competitive practice, if the requisite performance objectives were attained.

  . Long-term performance pay opportunities for 1995 were intended to provide compensation at the median of competitive practice, if the Corporation were to achieve its projected performance over the long term.

  . Benefits were consistent with competitive practice.

  In 1995, the Corporation's executive officers participated in the Corporation's Annual Incentive Plan. The plan was funded by an award pool of money that was determined based on the achievement by the Corporation against an earnings per share target for 1995. The plan was structured so that the Corporation's executive officers were eligible to participate in the award pool only upon the achievement by the Corporation of at least 95% of the target level of earnings per share. The amount of the award pool allocated to each executive officer is determined using a formula based primarily on earnings per share, secondarily on unit shipment volume and to a lesser extent on performance against objectives relating to some or all of product innovation, increased productivity and organizational excellence.

  In the second quarter of 1995, the Corporation took an $8.7 million (after-tax) special litigation charge against earnings to cover expenses related to several legal proceedings related to various earlier-divested non-tampon businesses and to a securities class action described under the caption "Certain Legal Proceedings," which now has been settled. Section 5 of the Annual Incentive Plan provides that appropriate adjustments in the performance objectives under the Plan may be made by the Committee in its discretion to avoid undue windfalls or hardships due to external conditions outside the control of management and non-recurring or abnormal items. After consideration, the Committee determined under Section 5 to adjust the 1995 earnings per share target to exclude as a hardship the effect of the litigation charge.

  The Corporation slightly exceeded its earnings per share target for 1995 and accordingly the amount of the award pool was proportionately above target. Individual awards to executive officers were based on achievement against the objectives described above.

  During 1995, the Corporation continued to place a substantial emphasis on long-term performance pay. Under the Corporation's general compensation practices, in 1995, the substantial majority of such long-term performance pay opportunities was reflected in stock option grants, with the remainder awarded through restricted stock grants.

  The number of stock options granted to executive officers in 1995 was determined by initially establishing a target award for each grade level by dividing a percentage of the salary midpoint for the level by a per share value for each option share granted, as determined by the Corporation's independent compensation consultants. The target awards were established using the Black-Scholes valuation methodology to determine the assumed value for each option share. Target awards were then adjusted for each recipient to reflect an assessment of the recipient's individual performance as well as future potential. Prior stock option awards were not taken into account in determining the size of any stock option award made in 1995.

  The number of shares of restricted stock granted to executive officers in 1995 was initially determined by dividing each executive officer's targeted long-term performance pay opportunity attributable to restricted stock by an estimated discounted present value of one share of Common Stock at the time of the award. Such discounted present value was determined based on certain assumptions regarding changes in the value of the Common Stock. Target awards were then adjusted for each recipient to reflect an assessment of the recipient's individual performance as well as future potential. Prior restricted stock awards were not taken into account in determining the size of any restricted stock award made in 1995. Restricted stock vests after four years of service with the Corporation after the date of grant.

CEO COMPENSATION

  The Corporation's Board of Directors must approve decisions regarding the following elements of CEO compensation: (i) salary; (ii) target bonus and bonus awards under the Annual Incentive Plan; (iii) stock option awards; and (iv) restricted stock awards. The Compensation Committee and the Special Administrative Committee recommended the following actions with respect to the CEO's compensation for 1995, which were approved by action of the Board.

  Base Salary. For the period from January 1 until October 31, 1995, Mr. Fogarty received a base salary at the rate of $525,000 per year pursuant to the terms of his employment agreement. Effective November 1, 1995, Mr. Fogarty received an increase in base salary to $575,000 per year. This increase was effective 17 months after Mr. Fogarty's date of hire and represented a 6.7% annualized increase. The increase was consistent with the Corporation's salary administration practices and reflected an assessment by the Committee of Mr. Fogarty's performance in several quantitative areas including growth in sales volume, market share, tampon category, earnings per share and shareholder value and achievement of several balance sheet measures and his performance in several qualitative areas including leadership, corporate strategy, new products, management organization, succession planning, teamwork, shareholder relations and globalization.

  Annual Incentive Plan. In early 1996, the Compensation Committee awarded the CEO a bonus for 1995 of $339,247. This bonus equaled 106% of the target award of $320,000 (60% of the CEO's base salary for 1995). The award was determined in a manner consistent with the methodology described above under the caption "Implementation of the Philosophy in 1995" and was calculated according to a formula based primarily on earnings per share, secondarily on unit shipment volume and to a lesser extent on performance against objectives relating to product innovation, increased productivity and organizational excellence.

  Stock Options. The CEO received an award of 50,000 stock options during 1995, which was equal to 120% of the target award for the CEO position. The award was determined using the methodology described earlier under the caption "Implementation of the Philosophy in 1995" and was based on the subjective evaluation of Mr. Fogarty's individual performance and the Corporation's performance described above under the caption "Base Salary."

  Other. No other actions were taken concerning the CEO's compensation for services rendered in 1995.

OTHER

  Section 162(m) of the Internal Revenue Code prohibits the Corporation from deducting any compensation in excess of $1 million paid to certain of its executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Corporation has not paid any compensation to any executive officer that was not deductible by reason of the prohibition in
Section 162(m). The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

                                              The Compensation Committee
                                              of the Board of Directors

                                              Lilyan H. Affinito, Chairperson
                                              Paul S. Doherty
                                              H.L. Tower
                                              Howard B. Wentz, Jr.

                             PERFORMANCE COMPARISON

  The following graph illustrates the return that would have been realized (assuming quarterly reinvestment of dividends) by an investor who invested $100 on December 31, 1990 in each of (i) the Standard & Poor's Composite Index of 500 Stocks (the "S&P 500"), (ii) the Corporation's Common Stock and (iii) a fund making investments in the common stock of each of the companies in the Comparative Group based on their relative market capitalization determined at the beginning of each quarter.

  The companies that comprise the Comparative Group are:

    American Home Products Corporation
    Brown-Forman Corporation
    Carter-Wallace, Inc.
    CCH Incorporated
    Church & Dwight Co. Inc.
    The Clorox Company
    Colgate-Palmolive Company
    General Mills, Inc.
    The Gillette Company
    Helene Curtis Industries, Inc.
    Hillenbrand Industries Inc.
    International Flavors & Fragrances Inc.
    Johnson & Johnson
    Kimberly-Clark Corporation
    Lance, Inc.
    The Procter & Gamble Company
    Schering-Plough Corporation
    The J.M. Smucker Company
    UST Inc.
    Warner-Lambert Company
    Wm. Wrigley Jr. Company

                  Comparison of Total Return to Shareholders
                             (12/31/90 - 12/31/95)

                             [CHART APPEARS HERE]

--------------------------------------------------------------------------------
                                 Tambrands         S&P 500       Comparative
                                                                    Group
--------------------------------------------------------------------------------
   December 31, 1990              $100.00          $100.00         $100.00
   December 31, 1991               157.54           130.34          144.05
   December 31, 1992               155.02           140.25          144.23
   December 31, 1993               110.63           154.32          146.42
   December 31, 1994               100.98           156.42          162.91
   December 31, 1995               129.89           214.99          231.13
--------------------------------------------------------------------------------

                  SECURITY OWNERSHIP BY MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

  The following table gives information concerning the beneficial ownership of the Corporation's Common Stock as of February 15, 1996 by all directors, nominees for election as directors, the Named Executives and all directors, Named Executives and other executive officers as a group.

                               AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                              ---------------------------------------------------
                              TOTAL SHARES
                              BENEFICIALLY      DIRECT       RIGHT TO  PERCENT OF
      BENEFICIAL OWNERS         OWNED(2)     OWNERSHIP(3)   ACQUIRE(4)  CLASS(5)
      -----------------       ------------   ------------   ---------- ----------
Lilyan H. Affinito...........    29,523(6)       3,602(7)     25,621      0.08
Anne M. Busquet..............       825              0           825      0.00
Paul S. Doherty..............    16,173          9,573         6,600      0.04
Edward T. Fogarty............   137,820(8)      18,767(9)    115,763      0.37
Janet Hill...................       825              0           825      0.00
Robert P. Kiley..............    28,038(10)     11,738        15,572      0.08
John Loudon..................    13,705              0        13,705      0.04
Ruth M. Manton...............    28,754(11)      5,666        21,088      0.08
John A. Meyers...............    30,323          4,702(12)    25,621      0.08
H.L. Tower...................    33,259          9,582        23,677      0.09
Howard B. Wentz, Jr..........    20,322         19,222         1,100      0.06
Robert M. Williams...........   154,263(13)     12,102(14)    25,621      0.42
Michael K. Lorelli...........    37,704(15)      7,688(16)    30,000      0.10
Thomas J. Mason..............    18,793(17)      2,110(18)    16,665      0.05
Thomas Soper, III............    13,910(19)      1,300(20)    11,665      0.04
Raymond F. Wright............   146,434(21)     29,602       113,375      0.40
All directors, Named
 Executives and other
 executive officers as a
 group.......................   865,058(22)    140,605(23)   588,476      2.36

----------
(1) The information as to beneficial ownership is based on statements furnished to the Corporation by the Named Executives, its other executive officers and directors. The directors, nominees for election as directors and Named Executives have sole voting and sole investment power with respect to all shares listed above except as indicated in the footnotes which follow.

(2) Includes shares listed under the captions "Direct Ownership" and "Right to Acquire."

(3) The information as to shares of the Corporation's Common Stock owned under the Employee Stock Purchase Plan is as of December 31, 1995.

(4) Individuals currently have the right to acquire these shares within 60 days of February 15, 1996 by the exercise of stock options.

(5) For the purposes of this table, the percent of the issued and outstanding shares of Common Stock of the Corporation held by each individual or group has been calculated on the basis of 36,783,863 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1996 and assuming that all shares of Common Stock subject to stock options exercisable within 60 days of February 15, 1996 held by that individual or group are owned thereby.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(6) Includes 300 shares held by a self-directed SEP established by Ms.
    Affinito.

(7) Includes 102 shares credited to the benefit of Ms. Affinito under the deferred compensation component of the Directors Plan and held in a grantor trust, as to which Ms. Affinito has the right to direct the trustee as to how to vote such shares, but no investment power.

(8) Includes 3,290 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which Mr. Fogarty has sole voting but, as to 28 shares, has no investment power.

(9) Includes 16,700 shares awarded under the 1989 Restricted Stock Plan (the "1989 Plan") with respect to which Mr. Fogarty has sole voting but no investment power.

(10) Includes 728 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which Mr. Kiley has sole voting but no investment power.

(11) Includes 2,000 shares owned by Aries Design Management, Inc. Pension Trust, of which Ms. Manton is the trustee and sole beneficiary.

(12) Includes 102 shares credited to the benefit of Mr. Meyers under the deferred compensation component of the Directors Plan and held in a grantor trust, as to which Mr. Meyers has the right to direct the trustee as to how to vote such shares, but no investment power.

(13) Includes 101,000 shares held by a trust of which Mr. Williams is a trustee and a beneficiary, 3,360 shares held by a trust of which Mr. Williams is the beneficiary, 11,280 shares held by trusts of which Mr. Williams is a trustee and 900 shares held by Mr. Williams's wife and child.

(14) Includes 102 shares credited to the benefit of Mr. Williams under the deferred compensation component of the Directors Plan and held in a grantor trust, as to which Mr. Williams has the right to direct the trustee as to how to vote such shares, but no investment power.

(15) Includes 16 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which Mr. Lorelli has sole voting but no investment power.

(16) Includes 3,570 shares awarded under the 1989 Plan with respect to which Mr. Lorelli has sole voting but no investment power.

(17) Includes 18 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which Mr. Mason has sole voting but no investment power.

(18) Includes 1,980 shares awarded under the 1989 Plan with respect to which Mr. Mason has sole voting but no investment power.

(19) Includes 945 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which Mr. Soper has sole voting but, as to 21 shares, has no investment power.

(20) Represents shares awarded under the 1989 Plan with respect to which Mr. Soper has sole voting but no investment power.

(21) Includes 2,500 shares owned by Mr. Wright's wife as to which Mr. Wright disclaims beneficial ownership and 957 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which Mr. Wright has sole voting but, as to 560 shares, has no investment power.

(22) Includes 9,138 shares vested in the Corporation's Savings Plan as of December 31, 1995 with respect to which this group has sole voting but, as to 3,660 shares, has no investment power.

(23) Includes 25,348 shares awarded under the 1989 Plan with respect to which this group has sole voting but no investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Set forth below is certain information concerning those persons who, to the Corporation's knowledge, are beneficial owners of more than 5% of the Common Stock.

                                          SHARES OF
NAME AND ADDRESS                         COMMON STOCK               PERCENT OF CLASS
----------------                         ------------               ----------------
The Capital Group Companies, Inc.         2,806,600(1)                    7.7
 333 South Hope Street
 Los Angeles, CA 90071
Travelers Group Inc.                      2,563,645(2)                    7.0
 388 Greenwich Street
 New York, NY 10013
Scudder, Stevens & Clark, Inc.            2,286,928(3)                    6.2
 345 Park Avenue
 New York, NY 10154

----------
(1) Based on a Schedule 13G dated February 9, 1996 filed with the Securities and Exchange Commission ("SEC") jointly by The Capital Group Companies, Inc. ("Capital Group") and Capital Research and Management Company ("Research"). Capital Group reported sole voting power with respect to 332,200 shares and sole dispositive power with respect to 2,806,600 shares of Common Stock. Research reported sole dispositive power with respect to 2,325,400 shares or 6.3% of the Common Stock. Capital Group also indicated, in a letter to the Corporation dated February 9, 1996 accompanying its
    Schedule 13G, that Capital Guardian Trust Company and Research are each operating subsidiaries of Capital Group, and exercised as of December 29, 1995 investment discretion with respect to 481,200 and 2,325,400 shares, respectively, or a combined total of 7.7%, of Common Stock on behalf of various institutional investors.

(2) Based solely on a Schedule 13G dated February 5, 1996 filed with the SEC jointly by Travelers Group Inc. ("Travelers"), Smith Barney Holdings Inc. ("Holdings") and Smith Barney Inc. ("Smith Barney"). According to the
    Schedule 13G, Holdings is the sole common stockholder of Smith Barney and Travelers is the sole stockholder of Holdings. Each of Travelers and Holdings reported shared voting and dispositive power with respect to 2,563,645 shares of Common Stock and Smith Barney reported shared voting and dispositive power with respect to 2,259,445 shares, or 6.2%, of Common Stock.

(3) Based solely on a Schedule 13G dated February 7, 1996 filed with the SEC by Scudder, Stevens & Clark, Inc. ("Scudder"). Scudder reported sole voting power with respect to 501,700 shares, shared voting power with respect to 1,555,800 shares and sole dispositive power with respect to 2,286,928 shares of Common Stock.

  Each of the above beneficial owners stated in its Schedule 13G that these shares were acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

  To the best knowledge of the Corporation's management, there is no other beneficial owner of more than 5% of the single class of voting security of the Corporation.

                           CERTAIN LEGAL PROCEEDINGS

  The Corporation was a nominal defendant in three purported shareholder derivative lawsuits filed in the Supreme Court of the State of New York for Westchester County in June 1993 and consolidated into a single action. Named collectively in the consolidated complaint as individual defendants were the Corporation's directors (other than Mr. Fogarty), certain former directors and three of its former officers. The complaint alleged that the officer-defendants exposed the Corporation to liability in certain shareholder class actions that alleged that disclosures made during the class period contained material misstatements and omissions concerning the Corporation's anticipated future earnings and misappropriated corporate opportunities by trading in the Corporation's Common Stock on the basis of nonpublic information. These class actions have been settled and dismissed against all defendants. One of the former officers was also alleged to have received improper reimbursements from the Corporation for alleged personal expenses. The director-defendants were alleged to have acquiesced in the aforesaid alleged violations and to have received excessive compensation. The complaint sought to recover on behalf of the Corporation an unspecified amount of damages from the individual defendants. No relief was sought against the Corporation. In September 1994, the Court granted the defendants' motion to dismiss the complaint for failure to make a demand upon the Board of Directors. Plaintiffs have appealed the dismissal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP, which served as the Corporation's independent public accountants in 1995, have been designated by the Board of Directors as the Corporation's independent public accountants for 1996. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. He or she also will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  In accordance with regulations issued by the Securities and Exchange Commission, shareholder proposals intended for presentation at the 1997 Annual Meeting of Shareholders must be received by the Secretary of the Corporation no later than November 11, 1996 if such proposals are to be considered for inclusion in the Corporation's Proxy Statement. In accordance with the Corporation's By-Laws, shareholder proposals intended for presentation at the 1997 Annual Meeting of Shareholders that are not intended to be considered for inclusion in the Corporation's Proxy Statement must be received by the Secretary of the Corporation not earlier than January 26, 1997 and not later than February 25, 1997.

                                 OTHER MATTERS

  Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

  Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Corporation. The Corporation has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $8,000 plus expenses. All expenses in connection with the preparation of proxy material and the solicitation of proxies will be borne by the Corporation.

                                        By Order of the Board of Directors

                                              Susan J. Riley,
                                              Senior Vice President--
                                              Chief Financial Officer

777 Westchester Avenue
White Plains, New York 10604
March 11, 1996

P
R
O
X
Y

[LOGO OF TAMBRANDS]
 T A M B R A N D S


                Annual Meeting of Shareholders, April 23, 1996
             Proxy Solicited on Behalf of the Board of Directors
                               of Tambrands Inc.


The undersigned hereby (a) appoints LILYAN H. AFFINITO, PAUL S. DOHERTY and HOWARD B. WENTZ, JR., and each of them, the proxies of the undersigned, with power of substitution to each, to vote all the shares of Common Stock of Tambrands Inc. (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at The Rye
Town Hilton, 699 Westchester Avenue, Rye Brook, New York, on April 23, 1996 at 9:30 A.M., and at any adjournment thereof (the "Annual Meeting"), on all matters coming before the Annual Meeting as indicated on the reverse side hereof, and
(b) if applicable, instructs Putnam Fiduciary Trust Company, as trustee (the "Trustee") of the Tambrands Savings Plan (the "Plan"), (i) to vote, in the manner indicated in this Proxy, all shares of Common Stock of the Corporation credited to the account of the undersigned as of February 27, 1996 under the Plan which the Trustee is entitled to vote at the Annual Meeting on all matters coming before the Annual Meeting as indicated on the reverse side hereof and
(ii) to appoint the foregoing proxies in accordance with clause (a) hereof to so vote such shares.

Election of Directors, Nominees:

Lilyan H. Affinito, Anne M. Busquet, Paul S. Doherty, Edward T. Fogarty, Janet Hill, Robert P. Kiley, John Loudon, Ruth M. Manton, John A. Meyers, H.L. Tower,
                  Howard B. Wentz, Jr. and Robert M. Williams

          PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
               AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued on reverse side)

[X] Please mark your                                                     | 1873
    vote as in this                                                      |______
    example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary instructions are indicated, this Proxy will be voted FOR the election of the nominees listed, except that any shares credited to the account of the undersigned under the Plan as to which no specific instructions are indicated on this Proxy will be voted in the same proportion as all other shares held under the Plan as to which timely instructions have been received are voted.

--------------------------------------------------------------------------------
      The Board of Directors favors a vote FOR election of the nominees listed on the  reverse side.
--------------------------------------------------------------------------------
                       FOR    WITHHELD
1. Election of
   Directors.          [_]       [_]
   (see reverse)

FOR, except vote withheld from the following nominee(s):

-------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

--------------------------------------------------------------------------------
Do you plan to attend the Annual Meeting?

            [_]         [_]
            YES         NO
Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.


--------------------------------------------

--------------------------------------------
SIGNATURE(S)                           DATE

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN
THE ENCLOSED ENVELOPE.